Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:

News Media

Investor Relations

Paul Fitzhenry	Ed Arditte
609-720-4261	609-720-4621
Antonella Franzen
609-720-4665

Tyco International Declares Regular Quarterly Dividend

PEMBROKE, Bermuda – March 12, 2009 — The Board of Directors of Tyco International Ltd. (NYSE: TYC) today declared a quarterly dividend of 0.23 Swiss Francs (CHF) per share, payable on May 27, 2009, to shareholders of record at the close of business on April 30, 2009, subject to a required filing with the Swiss Commercial Register.

The dividend of CHF 0.23 per share is the first installment of an annual dividend of CHF 0.93 per share approved by shareholders in conjunction with today’s approval of the company’s change in domicile from Bermuda to Switzerland.  The CHF 0.93 annual dividend is the Swiss Franc equivalent (as of March 9, 2009) of Tyco’s planned annual dividend of $0.80 per share for fiscal 2009.  The dividend will be paid in U.S. Dollars (USD) converted from Swiss Francs at the USD/CHF exchange rate in effect approximately one week prior to the payment date.  Because of potential currency translation movements, the USD amount shareholders will actually receive may be more or less than the amount stated above.  The dividend is paid from a reduction to share capital under Swiss law.

ABOUT TYCO INTERNATIONAL

Tyco International (NYSE: TYC) is a diversified, global company that provides vital products and services to customers in more than 60 countries. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2008 revenue of more than $20 billion and has 113,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

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